Exhibit 7.2



                                STOCKHOLDERS AGREEMENT


                    This AGREEMENT is dated January 16, 1998 (this "Agreement") among Ingenico S.A., an entity incorporated under
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          the laws of France ("Ingenico"), Dudley L. Moore, Jr., a resident
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          of the State of Georgia ("Moore"), and J. Stanford Spence, a
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          resident of the State of Texas ("Spence").
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                    In consideration of the mutual promises and agreements
          set forth herein, the parties agree as follows:

                    1. For a period ending the earlier of December 31, 1999 or 18 months from the Effective Date of the Combination Agreement, each of the parties hereto agrees to vote all of its or his shares of the capital stock of IVI Checkmate (or to cause the Trustee to vote its Exchangeable Shares) then owned (including any shares acquired after the parties entered into this Agreement) (collectively, the "Shares"), at any stockholders meeting or in any written consent for that purpose, against any business combination transaction involving IVI Checkmate or its subsidiaries, such as a merger or share exchange, and further agrees not to tender shares into, make, cause any of its affiliates to make, or encourage others to make, during the term of this Agreement, a tender or exchange offer (in which the tendering party is required to make a filing under Section 14(d)(1) of the Securities Exchange Act of 1934, as amended) (a "Tender Offer") for Shares, in which the consideration to be received by each stockholder of IVI Checkmate is less than US$15 per Share in cash or other highly liquid consideration. The amount of the consideration is to be calculated two business days prior to any stockholders' vote required on such a transaction.

                    2. Notwithstanding Section 1 above, in the event a Tender Offer has been made by a third party for consideration less than US$15, each party shall have the right to make a Tender Offer; provided that the consideration offered by such party for tendered shares in such Tender Offer must be greater than the amount offered in the initial third-party Tender Offer. Any party hereto may tender Shares to another party in a Tender Offer permitted under this Section 2.

                    3. For a period of three years from the Effective Date of the Combination Agreement, each of the parties hereto agrees to vote all of its or his Shares (or to cause the Trustee to vote its Exchangeable Shares), at any stockholders' meeting or in any written consent for that purpose, and take all other actions necessary, to ensure the election to the Board of Directors of IVI Checkmate of Gerard Compain (or any other designee of Ingenico), Spence and George Whitton; provided further, that if such persons are so elected by the stockholders of IVI Checkmate, the parties agree to use their best efforts to ensure the appointment of Spence as Chairman of the Board, George Whitton as Vice Chairman of the Board of IVI Checkmate and Gerard Compain as a member of the three-member Executive Committee of the Board of Directors.

                    4. Nothing contained herein shall prevent any party, during the period ending the earlier of December 31, 1999 or 18 months following the Effective Date of the Combination Agreement, from (a) buying or otherwise acquiring additional Shares, or (b) selling Shares (i) to the public pursuant to a registered offering under the Securities Act of 1933, as amended (the "Securities Act"), (ii) to the public through a broker or market-maker pursuant to the provisions of Rule 144 (or any successor rule) promulgated under the Securities Act, (iii) in a Tender Offer consistent with Section 1 or Section 2 above, or
          (iv) in a business combination transaction approved by the stockholders of IVI Checkmate. Notwithstanding any other provision of this Agreement, no sale or other transfer of Shares may be made, other than pursuant to the immediately preceding sentence, unless the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument in form and substance satisfactory to the parties hereto and the transfer complies with all applicable laws.

                    5. In the event that Ingenico is conclusively and finally prohibited from exercising its right under the Investment Agreement to purchase shares of IVI Checkmate in an amount that would increase its ownership to 15% (as calculated in accordance with the Investment Agreement) of the voting capital stock of IVI Checkmate because such action would preclude pooling of interests accounting treatment with regard to the transactions contemplated by the Combination Agreement, the terms of Sections 1 and 2 of this Agreement shall terminate and shall be of no further force and effect.

                    6. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflicts of law thereof.

                    7. With respect to any claim arising out of this Agreement, the parties agree to waive their right to a jury trial and agree to have such matter adjudicated in front of an arbitration panel in accordance with the provisions of the Combination Agreement.

                    Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Combination Agreement dated as of January 16 ,1998 by and among IVI Checkmate Corp., a Delaware corporation ("IVI Checkmate"), International Verifact Inc., a Canadian corporation, Checkmate Electronics, Inc., a Georgia corporation, and Future Merger Corporation, a Georgia corporation and wholly-owned subsidiary of Newco.

                    For purposes of this Agreement, "Investment Agreement" means that certain Investment Agreement dated as of December 5, 1996 between International Verifact Inc. and Ingenico, as amended.

                    IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.


                                             INGENICO S.A.


                                             By: /s/ Jean Jacques Poutrec
                                                 --------------------------
                                             Name: Jean Jacques Poutrec
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                                             Title: President and C.F.O
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                                             ------------------------------
                                             Dudley L. Moore, Jr.



                                              /s/ J. Stanford Spence
                                             ------------------------------
                                             J. Stanford Spence